FOR IMMEDIATE RELEASE
                             ---------------------
Contacts:
--------
Robert J. Brittain, President and CEO
Tel: (518) 842-7200
Fax: (518) 842-7500
Harold A. Baylor, Jr., Vice President, CFO and Treasurer
Tel: (518) 842-7200
Fax: (518) 842-1688


Ambanc Holding Co., Inc. Announces  Earnings for the Quarter and the  Six-months
                             Ended June 30, 1997

Amsterdam, N.Y., July 22, 1997 - Ambanc Holding Co., Inc. (NASDAQ - AHCI) today announced that net income increased 12.2% in this year's second quarter, to $572,000, or $0.14 a share, from $510,000, or $0.10 a share, in the second quarter of 1996. Robert J. Brittain, President and C.E.O., attributed the improvement in second quarter 1997 earnings to an increase in net interest income, a decrease in the provision for loan losses, and to an increase in net gains on sales of securities, partially offset by increases in non-interest expenses.

For the six months ended June 30, 1997, net income was $1.2 million, or $0.30 a share, compared to $196,000, or $0.04 a share in 1996. Mr. Brittain stated that the improvement in net income for the six-months ended June 30, 1997, resulted primarily from a decrease of $1.4 million in the provision for loan losses. In the first six months of 1996, the Company incurred a charge to provision for loan losses of $1.5 million related to a lending relationship with a lease finance company that filed for Chapter 11 bankruptcy protection on March 29, 1996. Also contributing to the earnings improvement were increases in net interest income, non-interest income and an increase in gains on security sales, partially offset by an increase in non-interest expenses, which were related mainly to the Company's ESOP and other employee stock compensation plans.

Ambanc Holding Co., Inc. is a unitary savings and loan holding company. The Company's primary subsidiary, Amsterdam Savings Bank, F.S.B., operates twelve banking offices in Montgomery (4), Saratoga (4), Fulton (1), Schenectady (1), and Albany (2) counties in the Capital Region of upstate New York.

                            Ambanc Holding Co., Inc.
                  Selected Consolidated Financial Information
                                  (unaudited)

                                                       June 30,        Dec. 31,
                                                         1997            1996
                                                       --------        --------
                                                            (In Thousands)
Selected Consolidated Financial Condition Data:
----------------------------------------------

Total assets ...................................       $484,979        $472,421
Securities available for sale, at fair value ...        184,020         200,539
Loans receivable, net of unamortized fees ......        271,547         251,532
Allowance for loan losses.......................          3,798           3,438
Deposits .......................................        326,139         298,082
Total borrowings ...............................         87,830         108,780
Total equity ...................................         62,754          61,518



                                       For the Three Months  For the Six Months
                                          Ended June 30,        Ended June 30,
                                         1997       1996       1997      1996
                                       --------   --------   --------  --------
                                                    (In Thousands)
Selected Consolidated Operations Data:
-------------------------------------

Total interest income ..............    $8,773     $7,562    $17,448   $14,477
Total interest expense .............     4,765      3,681      9,420     6,943
                                       --------   --------   --------  -------
Net interest income ................     4,008      3,881      8,028     7,534
Provision for loan losses ..........       275        433        638     2,061
                                      --------   --------   --------  --------
Net interest income after
  provision for loan losses ........     3,733      3,448      7,390     5,473
Fees and service charges ...........      195        173        376       349
Net gain (loss) on sales of
  AFS securities ...................       178          0        177       (98)
Other non-interest income ..........        96         59        150       113
                                      --------   --------   --------  --------
Total non-interest income ..........       469        232        703       364
Total non-interest expense .........     3,313      2,878      6,128     5,570
                                      --------   --------   --------  --------
Income  before taxes ...............       889        802      1,965       267
Income tax provision ...............       317         29        741        71
                                      --------   --------   --------  --------
Net income .........................      $572       $510     $1,224      $196
                                      ========   ========   ========  ========
Net income per common share
  outstanding ......................     $0.14      $0.10      $0.30     $0.04

Weighted average number of shares
  issued and outstanding ........... 4,024,536  5,002,525  4,017,979  4,995,722
                                     =========  =========  =========  =========


                                  -MORE-

                                        For the Three Months  For the Six Months
                                            Ended June 30,       Ended June 30,
                                           1997     1996        1997     1996
                                        --------  --------    --------  --------
                                                        (unaudited)

Performance Ratios:
------------------
Return on average assets ..............    0.47     0.47        0.51      0.09
Return on average equity ..............    3.72     2.74        4.00      0.52
Interest rate spread ..................    2.60     2.90        2.67      2.89
Net interest margin ...................    3.43     3.83        3.48      3.87
Efficiency ratio ......................   73.97    66.18       68.80     66.12
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities .........................  120.31   125.50      119.75    127.43



                                                  June 30,      Dec. 31,
                                                    1997          1996
                                                  --------      --------
Asset Quality Ratios:
--------------------
Non-performing assets to total assets
  at end of period ....................             0.63          1.18
Non-performing loans to total loans ...             1.02          1.94
Allowance for loan losses to
  non-performing loans ................           137.01         70.47
Allowance for loan losses to loans
  receivable ..........................             1.40          1.37

Capital Ratios:
--------------
Equity to total assets at end of period            12.94         13.02
Average equity to average assets ......            12.84         15.95
Book value per share:
  Equity net of after-tax effect from
  unrealized (losses) on securities
  available for sale ..................           $14.29        $14.01

  Equity before after-tax effect from
  unrealized (losses) on securities
  available for sale ..................           $14.38        $14.02



Other Data:
----------
Number of full-service offices ........              12            9



                                   -END-